ANTHRACITE CAPITAL, INC.

ARTICLES SUPPLEMENTARY

12% SERIES E-2 CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

Anthracite Capital, Inc., a Maryland corporation (the "Corporation"), certifies as follows:

FIRST: Under the authority set forth in Article V of the charter of the Corporation, as amended (which, as hereinafter amended, restated or supplemented from time to time is herein called the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by resolutions duly adopted on April 4, 2008, designated and classified 23,375 shares of the authorized but unissued shares of Preferred Stock, par value $.001 per share, of the Corporation as the "12% Series E-2 Cumulative Convertible Redeemable Preferred Stock."

SECOND: The designation, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of shares of Series E-2 Preferred Stock (as defined below) shall be included as part of Article V of the Charter and are as follows:

(1) Designation and Number; Maturity. A series of shares of Preferred Stock, designated as the "12% Series E-2 Cumulative Convertible Redeemable Preferred Stock" (the "Series E-2 Preferred Stock"), is hereby established. The number of shares of Series E-2 Preferred Stock shall be 23,375 shares. The par value of Series E-2 Preferred Stock shall be $.001 per share. The Series E-2 Preferred Stock has no stated maturity and shall not be subject to any sinking fund or mandatory redemption, except as provided in Sections 5, 6, 17 and 18 below and the conversion rights described herein.

(2) Rank. The Series E-2 Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock, par value $.001 per share, of the Corporation (the "Common Stock") and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series E-2 Preferred Stock; (b) on a parity with all equity securities issued by the Corporation other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series E-2 Preferred Stock. Shares of the 9.375% Series C Cumulative Redeemable Preferred Stock, shares of the 8.25% Series D Cumulative Redeemable Preferred Stock, shares of the 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock (the "Series E-1 Preferred Stock") and shares of the 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock (the "Series E-3 Preferred Stock") of the Corporation shall be deemed to rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, on a parity with shares of the Series E-2 Preferred Stock. The term "equity securities" shall not include convertible debt securities. All shares of the Series E-2 Preferred Stock shall rank equally with one another and shall be identical in all respects.

(3) Dividends.

(a) Holders of Series E-2 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of legally available funds, cumulative preferred cash dividends at the rate of 12% of the Liquidation Preference (as defined hereinafter) per share of Series E-2 Preferred Stock per annum (which is equivalent to a fixed annual amount of $120 per share of Series E-2 Preferred Stock). Such dividends shall accrue from the date of original issuance (April 4, 2008) (the "Issue Date") and shall be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year or, if not a business day, the next succeeding business day (and without any interest or other payment in respect of such delay), commencing May 1, 2008 (each a "Dividend Payment Date"). Any dividend payable on the Series E-2 Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable dividend record date, which shall be the first day of the calendar month immediately preceding the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 60 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a "Dividend Record Date").

(b) Notwithstanding anything to the contrary contained herein, dividends on the Series E-2 Preferred Stock shall accrue and cumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by the Board of Directors. Accumulated but unpaid dividends on the Series E-2 Preferred Stock shall cumulate as of the Dividend Payment Date on which they first become payable, on the date of redemption or on the date of conversion pursuant to Section 8, as the case may be. All accrued and unpaid dividends shall compound quarterly at the rate of 12% per annum.

(c) Except as provided in the following sentence, if any shares of Series E-2 Preferred Stock are outstanding, no dividends, other than distributions in kind of the Corporation's Common Stock or other shares of the Corporation's equity securities ranking junior to the Series E-2 Preferred Stock as to dividends and upon liquidation, shall be declared or paid or set apart for payment on, and no other dividend shall be declared or made upon, the Common Stock or any other shares of equity securities of the Corporation of any other class or series ranking, as to dividends and upon liquidation, on a parity with or junior to the Series E-2 Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E-2 Preferred Stock and all other equity securities ranking on a parity as to dividends with the Series E-2 Preferred Stock, all dividends declared upon the Series E-2 Preferred Stock and any other equity securities ranking on a parity as to dividends with the Series E-2 Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E-2 Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share of Series E-2 Preferred Stock and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series E-2 Preferred Stock which may be in arrears.

(d) Except as provided in clause (c), unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no Common Stock or any other shares of equity securities of the Corporation ranking junior to or on a parity with the Series E-2 Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, except by conversion into or exchange for Common Stock or other shares of equity securities of the Corporation ranking junior to the Series E-2 Preferred Stock as to dividends and upon liquidation.

(e) Holders of Series E-2 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series E-2 Preferred Stock as described above. Any dividend payment made on the Series E-2 Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E-2 Preferred Stock which remains payable.

(4) Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein sometimes as a "liquidation"), each holder of Series E-2 Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation and subject to the rights of holders of any equity securities issued by the Corporation ranking senior to the Series E-2 Preferred Stock as to liquidation rights) an amount equal to the greater of (i) $1,000 (the "Liquidation Preference") per share, plus any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of payment before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Corporation that rank junior to the Series E-2 Preferred Stock as to liquidation rights and (ii) the amount that the holder would have been entitled to receive if a share of such holder's Series E Preferred Stock had been converted into shares of Common Stock immediately prior to such liquidation.

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to make full payment to holders of the Series E-2 Preferred Stock and any shares of other classes or series of equity securities of the Corporation ranking on a parity with the Series E-2 Preferred Stock as to liquidation rights, then the holders of the Series E-2 Preferred Stock and all other such classes or series of equity securities ranking on a parity with the Series E-2 Preferred Stock as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, or overnight courier service not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series E-2 Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E-2 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(e) None of a consolidation or merger of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation's property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or otherwise is permitted under Maryland law on Common Stock (or any other shares of equity securities of the Corporation that rank junior to the Series E-2 Preferred Stock as to liquidation rights), amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series E-2 Preferred Stock shall not be added to the Corporation's total liabilities.

(5) Optional Redemption by the Corporation.

(a) Except as set forth in this clause (a), clause (c) below, Section 6 hereof, Section 17 hereof and Section 18 hereof and Article VI of the Charter, the Series E-2 Preferred Stock is not redeemable prior to April 4, 2013. On or after April 4, 2013, the Corporation, at its option, upon giving notice as provided below, may redeem the Series E-2 Preferred Stock, in whole or from time to time in part, for cash, at a redemption price per share equal to the Liquidation Preference per share, plus all accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of redemption (except as provided below, when the redemption date falls after the Dividend Record Date and before the corresponding Dividend Payment Date), without interest, to the extent the Corporation has funds legally available therefor (the "Redemption Right"); provided, however, the Corporation shall not redeem shares of Series E-2 Preferred Stock pursuant to this Section 5 unless (i) a resale registration statement registering such shares of Series E-2 Preferred Stock or the shares of Common Stock into which such shares of Series E-2 Preferred Stock are convertible is effective or (ii) the shares of Common Stock into which such shares of Series E-2 Preferred Stock are convertible are eligible to be sold to the public pursuant to Rule 144 (or any other similar provision then in force) under the Securities Act of 1933, as amended (the "Securities Act"), without volume limitations or may otherwise be freely traded.

(b) If fewer than all of the outstanding shares of Series E-2 Preferred Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Board of Directors. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E-2 Preferred Stock would become a holder of a number of Series E-2 Preferred Stock in excess of the Ownership Limit (as defined in Article VI of the Charter) because such holder's shares of Series E-2 Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter (and unless the Board of Directors has exempted such holder from the Ownership Limit in accordance with Section 6.1.7 of the Charter), the Corporation shall redeem the requisite number of shares of Series E-2 Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no shares of Series E-2 Preferred Stock shall be redeemed unless all outstanding shares of Series E-2 Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E-2 Preferred Stock or any other shares of equity securities of the Corporation ranking junior to or on a parity with the Series E-2 Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares of equity securities of the Corporation ranking junior to or on parity with the Series E-2 Preferred Stock as to dividends and upon liquidation). The restrictions in this Section 5 on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by the Corporation of Preferred Stock of any series pursuant to Article VI of the Charter or otherwise in order to ensure that, among other things, the Corporation qualifies as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), or the redemption, purchase or acquisition of Series E-2 Preferred Stock pursuant to a purchase or exchange offer is made on the same terms to all holders of the Series E-2 Preferred Stock.

(d) Immediately prior to any redemption of shares of Series E-2 Preferred Stock, the Corporation shall pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E-2 Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E-2 Preferred Stock for which a notice of redemption has been given.

(e) The following provisions set forth the procedures for redemption:

(i) Notice of redemption shall be mailed by the Corporation, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series E-2 Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E-2 Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series E-2 Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the place or places where the Series E-2 Preferred Stock is to be surrendered for payment of the redemption price; (D) the number of shares of Series E-2 Preferred Stock to be redeemed; and (E) that dividends on the Series E-2 Preferred Stock to be redeemed will cease to accrue on the redemption date. If less than all of the outstanding shares of Series E-2 Preferred Stock held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of shares of Series E-2 Preferred Stock held by such holder to be redeemed.

(iii) Upon surrender of the certificates for any Series E-2 Preferred Stock redeemed (properly endorsed or assigned for transfer as required by the Corporation) in accordance with the terms and conditions of the notice of redemption, the Series E-2 Preferred Stock shall be redeemed at the redemption price (including all accumulated but unpaid dividends to but excluding the redemption date). If fewer than all the shares represented by any such certificate representing Series E-2 Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iv) From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the Series E-2 Preferred Stock designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated but unpaid dividends to but excluding the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred on the Corporation's stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated but unpaid dividends to but excluding the redemption date) of the Series E-2 Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series E-2 Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) set forth the date (which may not be later than the redemption date) by which time the Series E-2 Preferred Stock must be surrendered for payment of the redemption price (including all accumulated but unpaid dividends to but excluding the redemption date). Subject to applicable state law, any moneys so deposited which remain unclaimed by the holders of the Series E-2 Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f) Any shares of Series E-2 Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(6) Special Optional Redemption by the Corporation.

(a) Except as set forth in the Charter and in addition to the Optional Redemption Right set forth in Section 5 hereof, if at any time (including before April 4, 2013) the Board of Directors, in good faith, determines it is necessary to redeem the Series E-2 Preferred Stock in order to preserve the Corporation's qualification as a REIT under the Code, the Corporation, at its option, upon giving notice as provided below, may redeem the Series E-2 Preferred Stock, in whole or in part, for cash at a redemption price per share equal to the Liquidation Preference per share, plus all accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of redemption (except as provided below, when the redemption date falls after the Dividend Record Date and before the corresponding Dividend Payment Date), without interest, to the extent the Corporation has funds legally available therefor (the "Special Optional Redemption Right"); provided, however, that (i) if, after the Issue Date, the Corporation issues Preferred Stock, it will first redeem Preferred Stock issued after the Issue Date before redeeming any shares of Series E-2 Preferred Stock pursuant to this Section 6 and (ii) the Corporation may only redeem such number of shares of Series E-2 Preferred Stock as is necessary to preserve the Corporation’s qualification as a REIT under the Code.

(b) If fewer than all of the outstanding shares of Series E-2 Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Board of Directors. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E-2 Preferred Stock would become a holder of a number of Series E-2 Preferred Stock in excess of the Ownership Limit (as defined in Article VI of the Charter) because such holder's shares of Series E-2 Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter (and unless the Board of Directors has exempted such holder from the Ownership Limit in accordance with Section 6.1.7 of the Charter), the Corporation shall redeem the requisite number of shares of Series E-2 Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no shares of Series E-2 Preferred Stock shall be redeemed unless all outstanding shares of Series E-2 Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E-2 Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E-2 Preferred Stock or any other shares of equity securities of the Corporation ranking junior to or on a parity with the Series E-2 Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares of equity securities of the Corporation ranking junior to or on parity with the Series E-2 Preferred Stock as to dividends and upon liquidation). The restrictions in this Section 6 on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by the Corporation of Preferred Stock of any series pursuant to Article VI of the Charter or otherwise in order to ensure that, among other things, the Corporation qualifies as a REIT under the Code, or the redemption, purchase or acquisition of Series E-2 Preferred Stock pursuant to a purchase or exchange offer is made on the same terms to all holders of the Series E-2 Preferred Stock.

(d) Immediately prior to any redemption of shares of Series E-2 Preferred Stock pursuant to the Special Optional Redemption Right, the Corporation shall pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E-2 Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E-2 Preferred Stock for which a notice of redemption has been given.

(e) The following provisions set forth the procedures for redemption pursuant to the Special Optional Redemption Right:

(i) Notice of redemption shall be mailed by the Corporation, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series E-2 Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E-2 Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series E-2 Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the place or places where the Series E-2 Preferred Stock is to be surrendered for payment of the redemption price; (D) the number of shares of Series E-2 Preferred Stock to be redeemed; (E) the calculation based upon which the number of shares of Series E-2 Preferred Stock to be redeemed in order to preserve the Corporation’s qualification as a REIT under the Code was determined; and (F) that dividends on the Series E-2 Preferred Stock to be redeemed will cease to accrue on the redemption date. If less than all of the outstanding shares of Series E-2 Preferred Stock held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of shares of Series E-2 Preferred Stock held by such holder to be redeemed.

(iii) Upon surrender of the certificates for any Series E-2 Preferred Stock redeemed (properly endorsed or assigned for transfer as required by the Corporation) in accordance with the terms and conditions of the notice of redemption, the Series E-2 Preferred Stock shall be redeemed at the redemption price (including all accumulated but unpaid dividends to but excluding the redemption date).

(iv) From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all dividends on the Series E-2 Preferred Stock designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated but unpaid dividends to but excluding the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred on the Corporation's stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated but unpaid dividends to but excluding the redemption date) of the Series E-2 Preferred Stock so called for redemption pursuant to the Special Optional Redemption Right in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series E-2 Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) set forth the date (which may not be later than the redemption date) by which time the Series E-2 Preferred Stock must be surrendered for payment of the redemption price (including all accumulated but unpaid dividends to but excluding the redemption date). Subject to applicable state law, any moneys so deposited which remain unclaimed by the holders of the Series E-2 Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f) Any shares of Series E-2 Preferred Stock that shall at any time have been redeemed pursuant to the Special Optional Redemption Right shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(7) Voting Rights & Board Representation.

(a) Each outstanding share of Series E-2 Preferred Stock shall be entitled to one vote for each share of Common Stock into which such Series E-2 Preferred Stock is convertible, as of the record date for the determination of stockholders entitled to vote, on any matter submitted to a vote or consent of the Corporation's holders of Common Stock. Except as set forth herein, each share of Series E-2 Preferred Stock is otherwise subject to the provisions of the Corporation's Bylaws and holders of the Series E-2 Preferred Stock shall have no other voting rights.

(b) So long as more than 50.0% of the shares of the issued Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock, in the aggregate, have been continuously owned by the initial holder thereof, holders of the Series E-2 Preferred Stock, voting together as a single class with the holders of the Series E-1 Preferred Stock and Series E-3 Preferred Stock, shall have the right to elect one member of the Corporation's Board of Directors on or after the Issue Date at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock, in the aggregate. Such member shall become a member of the Board of Directors and shall (subject to the provisions of this Section 7) be subject to the same provisions of the Corporation's Bylaws as other members of the Board of Directors. The Secretary of the Corporation shall call a special meeting on the written request of the holders of the Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock entitled to cast at least two-thirds of the votes entitled to be cast at such meeting.

(c) Whenever dividends on the Series E-2 Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive) (a "Preferred Dividend Default"), then, in accordance with the Bylaws of the Corporation, the Board of Directors shall take all requisite action in accordance with the Maryland General Corporation Law to increase by two the number of directors of the Corporation, and the holders of Series E-2 Preferred Stock (voting together as a single class with all other equity securities of the Corporation upon which like voting rights have been conferred and are exercisable ("Parity Preferred Stock")) shall be entitled to elect a total of two additional directors to the Board of Directors (the "Preferred Stock Directors") to fill such newly created directorships at an annual meeting of stockholders or a special meeting held in place thereof or at a properly called special meeting of the holders of the shares of the Series E-2 Preferred Stock and of any such Parity Preferred Stock, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all dividends accumulated on the Series E-2 Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(d) If and when all accumulated dividends and the dividend for the then current dividend period on the Series E-2 Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the holders of Series E-2 Preferred Stock shall be divested of the voting rights set forth in clause (c) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared by the Board of Directors and set aside for payment in full on all other series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall expire. Upon the expiration of the terms of the Preferred Stock Directors in accordance with the immediately preceding sentence, the number of directors of the Corporation shall automatically be reduced to the number of directors serving on the Board of Directors immediately preceding the Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series E-2 Preferred Stock when they have the voting rights set forth in clause (c) above and all other series of Parity Preferred Stock (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series E-2 Preferred Stock when they have the voting rights set forth in clause (c) above and all other series of Parity Preferred Stock (voting as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter. The provisions contained in clause (c) above and in this clause (d) constitute an election by the Corporation not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series E-2 Preferred Stock and Parity Preferred Stock are entitled to nominate designees or elect the Preferred Stock Directors to the Board of Directors during a Preferred Dividend Default.

(e) So long as any Series E-2 Preferred Stock remain outstanding, the Corporation shall not, directly or indirectly, without the affirmative vote of the holders of at least two-thirds of the Series E-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), after the Issue Date, (i) authorize, create or increase the authorized amount of or issue any class or series of equity securities ranking senior to the outstanding Series E-2 Preferred Stock with respect to the payment of dividends, the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) reclassify any authorized equity securities of the Corporation into any such senior equity securities, (iii) create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, (iv) amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger or consolidation (in either case, an "Event") or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series E-2 Preferred Stock, or (v) obligate itself to do any of the foregoing; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of the Charter (including these Articles Supplementary) upon the occurrence of an Event, so long as shares of the Series E-2 Preferred Stock remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series E-2 Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E-2 Preferred Stock; provided further that any increase in the amount of authorized securities of any other class or series of the Corporation's equity securities, in each case ranking on a parity with or junior to the Series E-2 Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or the creation of any such securities ranking on a parity with the Series E-2 Preferred Stock (including the Series E-1 Preferred Stock and Series E-3 Preferred Stock), shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E-2 Preferred Stock.

(f) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding Series E-2 Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8) Conversion.

(a) Mandatory Conversion. On or after April 4, 2013, the Corporation, shall have the right, at its option, at any time or from time to time, to cause all or a portion of the shares of the Series E-2 Preferred Stock to be converted, without any action on the part of the holder thereof and whether or not any of the certificates for such shares are surrendered to the Corporation, into the number of shares of Common Stock into which such shares of the Series E-2 Preferred Stock could have been converted pursuant to clause (b) below as of the date of the Mandatory Conversion Notice (as defined below) if, for twenty (20) Trading Days (as defined below) within the period of thirty (30) consecutive Trading Days ending on the Trading Day preceding the date the Corporation delivers a Mandatory Conversion Notice, the Closing Price (as defined below) of the Common Stock exceeds 140% of the then-applicable Conversion Price (as defined below) of the Series E-2 Preferred Stock; provided, however, the Corporation shall not cause conversion of shares of Series E-2 Preferred Stock pursuant to this Section 8 unless (i) a resale registration statement registering such shares of Series E-2 Preferred Stock or the shares of Common Stock into which such shares of Series E-2 Preferred Stock are convertible is effective or (ii) the shares of Common Stock into which such shares of Series E-2 Preferred Stock are convertible are eligible to be sold to the public pursuant to Rule 144 (or any other similar provision then in force) under the Securities Act without volume limitations or may otherwise be freely traded. The date of the Mandatory Conversion Notice shall be the date the Corporation delivers such notice.

(i) In order to exercise the conversion right described in this clause (a), the Corporation shall provide notice of such conversion to each holder of Series E-2 Preferred Stock then outstanding (such notice, a "Mandatory Conversion Notice"). The Conversion Date shall be a date selected by the Corporation (the "Mandatory Conversion Date") and shall be no more than twenty (20) days after the date on which the Corporation provides such Mandatory Conversion Notice. In addition to any information required by applicable law or regulation, the Mandatory Conversion Notice shall state, as appropriate (A) the Mandatory Conversion Date, (B) the number of shares of Common Stock to be issued upon conversion of each share of Series E-2 Preferred Stock and (C) the number of shares of Series E-2 Preferred Stock to be converted.

(ii) If the Corporation exercises the conversion right described in this clause (a), the holders of shares of the Series E-2 Preferred Stock shall be obligated to surrender to the Corporation the certificates evidencing such shares at the principal office of the Corporation (or at such other office or agency of the Corporation as the Corporation may designate in the Mandatory Conversion Notice in writing to the holders of the Series E-2 Preferred Stock).

(b) Right to Convert. Subject to the adjustments contemplated by Section 9 hereof, shares of the Series E-2 Preferred Stock may be converted, in whole or in part, at any time after the issuance thereof at the election of the holder thereof until the close of business on the last Trading Day prior to the date fixed for redemption of such shares or the liquidation, dissolution or winding up of the Corporation, by the holder thereof, without the payment of any additional consideration, in the form of shares of fully paid and nonassessable shares of Common Stock. For purposes hereof, the "Conversion Price" per share shall be equal to $7.4928 per share, subject to adjustment from time to time in accordance with the provisions of Section 9. Each share of Series E-2 Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing $1,000 by the Conversion Price (initially equivalent to a conversion ratio of 133.46146 shares of Common Stock for each share of Series E-2 Preferred Stock). Upon conversion, any accumulated and unpaid dividends shall be payable in cash.

(c) Exercise of Right to Convert. The right to convert the shares of the Series E-2 Preferred Stock into shares of the Common Stock set forth in clause (b) above shall be exercised by the holder of the Series E-2 Preferred Stock only by surrendering to the Corporation for that purpose the certificate or certificates representing the shares to be converted at its principal office (or at such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series E-2 Preferred Stock) at any time during its usual business hours, accompanied by written notice to the Corporation stating that the holder elects to convert all or a stated number of shares of the Series E-2 Preferred Stock into shares of the Common Stock and identifying the name or names (with address and social security or taxpayer identification number) in which the certificate or certificates for shares of the Common Stock issuable upon such conversion shall be issued and the address at which such certificate or certificates should be delivered (each, a "Conversion Notice"). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series E-2 Preferred Stock shall be deemed to have converted such Series E-2 Preferred Stock immediately prior to the closing of such sale of securities.

(d) Issuance of Certificates. As promptly as practicable after the receipt by the Corporation of a Conversion Notice and the surrender of the certificate or certificates for the share or shares of the Series E-2 Preferred Stock to be converted, but in no event later than five (5) business days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder at the address specified in the Conversion Notice, (i) a certificate or certificates evidencing the number of duly authorized and issued, fully paid and nonassessable shares of the Common Stock to which the holder of shares of the Series E-2 Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series E-2 Preferred Stock evidenced by the surrendered certificate or certificates are to be converted, a new certificate or certificates for the number of shares of the Series E-2 Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of the Series E-2 Preferred Stock converted into shares of the Common Stock of the Corporation.

(e) Effect of Conversion.

(i) Any conversion of shares of the Series E-2 Preferred Stock made pursuant to clause (b) above shall be deemed to have been made at the close of business on the date the Corporation receives the certificate or certificates evidencing the shares of the Series E-2 Preferred Stock being converted and the Conversion Notice, and the rights of the holder thereof with respect to the shares of the Series E-2 Preferred Stock being converted shall cease at such time, except that the holder thereof shall thereafter have and retain (i) the right to receive shares of the Common Stock (and certificates therefor) in respect of the converted shares of the Series E-2 Preferred Stock in accordance with clause (d) above, and (ii) the right to vote such shares of the Series E-2 Preferred Stock in connection with any matters submitted to a vote of the stockholders or to receive distributions with respect to such shares of Series E-2 Preferred Stock, in either case as to which the applicable record date established by the Board of Directors for determining stockholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the date on which such holder shall have delivered the Conversion Notice to the Corporation and surrendered to the Corporation the certificate or certificates evidencing the shares of the Series E-2 Preferred Stock to be converted. The Person or Persons entitled to receive the shares of the Common Stock upon the conversion of the shares of the Series E-2 Preferred Stock shall be treated for all purposes as having become the record holder of such shares of the Common Stock as of the close of business on the date such shares are converted.

(ii) Upon the conversion of any shares of the Series E-2 Preferred Stock into shares of the Common Stock of the Corporation, each share of the Common Stock issued upon the conversion thereof shall be duly authorized, fully paid and nonassessable.

(f) No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of any shares of the Series E-2 Preferred Stock into Common Stock. If any fractional share of the Common Stock would be issuable upon the conversion of any share or shares of Series E-2 Preferred Stock but for the provisions of the first sentence of this clause (f), the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the shares of Series E-2 Preferred Stock surrendered for conversion an amount in cash equal to the Current Market Price (as defined below) of such fractional share.

(g) Deemed Effective until Satisfaction of Conditions. Notwithstanding any other provision hereof, if a conversion of shares of Series E-2 Preferred Stock is to be made in connection with a redemption of such shares, such conversion may, at the election of any holder tendering Series E-2 Preferred Stock for conversion, be conditioned upon the consummation of such event, in which case such conversion shall not be deemed to be effective until the satisfaction of such conditions.

(9) Adjustments to the Conversion Price.

(a) Issuance of Additional Shares. Except as otherwise provided in clause (h) below, if the Corporation shall issue or sell any shares of the Common Stock without consideration or for consideration per share less than the Current Market Price, then, and in each such event, the Conversion Price shall be adjusted, effective as of the close of business on the date of such issuance or sale, to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale, by the following fraction:

X + Y

X + Z

Where:

"X"
equals the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issuance or sale, (ii) the number of shares of Common Stock issuable upon conversion of any shares of the Series E-2 Preferred Stock and any other class or series of convertible securities of the Corporation issued and outstanding immediately prior to such issuance or sale and (iii) the number of shares of Common Stock issuable upon the exercise of any options or warrants to purchase shares of the Common Stock or securities convertible into or exchangeable for shares of the Common Stock, or other securities that are convertible into or exchangeable for shares of the Common Stock, issued and outstanding immediately prior to such issuance or sale (collectively, the "Common Stock Equivalents");

"Y"
equals the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of the Common Stock issued without consideration or for consideration per share less than the Current Market Price would purchase at the Current Market Price in effect immediately prior to such issuance or sale; and

"Z"	equals the number of additional shares of Common Stock issued or deemed issued by the Corporation without consideration or for consideration per share less than the Current Market Price.

For the purpose of any computation of the Current Market Price per share of Common Stock, the "Current Market Price" per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five Trading Days ending on the day in question.

"Closing Price" of any share of Common Stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such Common Stock, in each case on the New York Stock Exchange ("NYSE") Composite Tape or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

"Trading Day" shall mean a day on which securities are traded on the national securities exchange or quotation system used to determine the Closing Price.

(b) Issuance of Options or Convertible Securities, Etc. For purposes of clause (a) above, in case at any time after the Issue Date the Corporation shall in any manner grant, issue or sell (whether directly or by assumption in a merger or otherwise) (i) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of (such warrants, rights or options hereinafter being referred to as "Options"), any shares of the Common Stock or any stock or other securities convertible into or exchangeable for shares of the Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), or (ii) any Convertible Securities, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the Net Aggregate Consideration Per Share (as defined below) to be received by the Corporation for the shares of the Common Stock issuable upon exercise thereof or the exchange or conversion thereof shall be less than the Current Market Price in effect immediately prior to the time of the granting, issuance or sale of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon (x) the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such options or (y) the conversion or exchange of all such Convertible Securities, shall be deemed to have been issued, as of the date of granting, issuance or sale of such Options or Convertible Securities, for such Net Aggregate Consideration Per Share for purposes of clause (a) above. No adjustment to the Conversion Price shall be made upon the actual issuance of shares of the Common Stock upon (A) the exercise of any Options or upon the issuance of Convertible Securities upon exercise of any Options (or upon the actual issuance of any shares of the Common Stock upon conversion or exchange of Convertible Securities) or (B) conversion or exchange of such Convertible Securities if an adjustment shall have been made upon the issuance of any such Options or Convertible Securities.

(c) Net Aggregate Consideration Per Share. For purposes of clause (b) above, the "Net Aggregate Consideration Per Share" with respect to any Options or Convertible Securities shall mean the amount which is equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Options or Convertible Securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise (plus, in the case of Options to subscribe for or acquire Convertible Securities, the minimum aggregate of additional consideration, if any, payable to the Corporation upon the issuance of such Convertible Securities or upon the conversion or exchange thereof) or upon the conversion or exchange of the Convertible Securities divided by the aggregate number of shares of the Common Stock that would be issuable upon (i) the exercise of such Options or upon the conversion or exchange of such Convertible Securities issuable upon exercise of such Options or (ii) conversion or exchange of such Convertible Securities.

(d) Consideration for Stock. In cases in which any shares of Common Stock, Options or Convertible Securities shall be issued or sold by the Corporation for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In cases in which any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, net of deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

(e) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 9(b), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 9(b) or (d), or the rate at which such Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect for the Series E-2 Preferred Stock at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(f) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then, for purposes of clause (a) above, such record date shall be deemed (but only to the extent that one of the preceding events actually occurs) to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g) Certain Issuances of Stock Excepted. Notwithstanding anything to the contrary contained herein, the Corporation shall not be required to make any adjustment to the Conversion Price in the case of (i) the conversion of shares of Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series E-3 Preferred Stock into shares of Common Stock, (ii) issuances to employees of the Manager of options to purchase up to 500,000 shares of the Common Stock pursuant to the Corporation's compensatory stock option plans approved by the Board of Directors at a price not less than 95% of Current Market Price, or the issuance of shares of the Common Stock upon the exercise of any of such options, (iii) issuances pursuant to the Corporation's Dividend Reinvestment and Stock Purchase Plan, (iv) issuances to the Manager or its designees pursuant to the Amended and Restated Investment Advisory Agreement dated as of March 31, 2008 between the Corporation and the Manager, as may be amended, replaced or supplemented from time to time (the "Management Agreement"), (v) issuances pursuant to the Corporation's 2006 Stock Award and Incentive Plan and other stock award and incentive plans and (vi) the conversion of up to $80,000,000 aggregate principal amount of the Corporation's 11.75% Convertible Senior Notes due 2027 (the "2027 Notes") into shares of Common Stock or the settlement of the 2027 Notes in shares of Common Stock.

(h) Calculation of Adjustments to Conversion Price. The calculation by the Board of Directors of any adjustment to the Conversion Price, made in good faith and in accordance with the foregoing provisions of this Section 9, shall be final and binding on all stockholders of the Corporation.

(i) Extraordinary Common Stock Events. In the event that the Corporation shall (i) issue additional shares of the Common Stock or Convertible Securities as a dividend or other distribution on outstanding shares of the Common Stock, (ii) subdivide outstanding shares of the Common Stock into a greater number of shares of the Common Stock or (iii) combine outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, and in each such event, the Conversion Price shall, simultaneously with the happening of each such event, be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of the Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of the Common Stock outstanding immediately after such event.

(10) Other Adjustments.

(a) In the event the Corporation shall make or declare, or fix a record date for the determination of holders of shares of the Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of the Common Stock or in assets (excluding cash dividends or distributions), then, and in each such event, adequate provision shall be made so that holders of shares of the Series E-2 Preferred Stock shall be entitled to receive upon conversion thereof, in addition to the number of shares of the Common Stock receivable upon conversion thereof, an amount per share of Series E-2 Preferred Stock equal to (i) the aggregate amount of capital stock, securities or other assets, as the case may be, that would have been received per share of the Common Stock by holders of the Series E-2 Preferred Stock had their shares of Series E-2 Preferred Stock been converted into shares of the Common Stock on the record date established by the Board of Directors for determining stockholders entitled to receive such dividend or distribution multiplied by (ii) the number of shares of the Common Stock into which each share of the Series E-2 Preferred Stock could have been converted on such record date. No adjustments or provision for adjustments shall be made to the Conversion Price as a result of any of the events described in this clause (a).

(b) If the shares of the Common Stock issuable upon the conversion of the shares of the Series E-2 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes or series of capital stock of the Corporation, whether by recapitalization, reclassification or otherwise, then, and in each such event, adequate provisions shall be made such that the holder of each share of the Series E-2 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of the Common Stock into which such share of the Series E-2 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or other change. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this clause (b).

(c) Except as otherwise provided in this clause (c), if, at any time or from time to time, the Corporation shall be a party to a merger or consolidation of the Corporation with or into another Person, a share exchange involving the Corporation or shall sell, lease, exchange or transfer all or substantially all of the property or assets of the Corporation to any other Person, then, as a condition to the consummation of such transaction, adequate provision shall be made so that each holder of shares of the Series E-2 Preferred Stock shall thereafter be entitled to receive, per share of Series E-2 Preferred Stock, upon conversion of the shares of the Series E-2 Preferred Stock, (i) the number of shares of capital stock or other securities or property of the Corporation, or of the successor corporation, resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received per share of Common Stock by holders of shares of the Series E-2 Preferred Stock had their shares of Series E-2 Preferred Stock been converted into shares of the Common Stock immediately prior to the consummation of such transaction multiplied by (ii) the number of shares of the Common Stock into which each share of the Series E-2 Preferred Stock could have been converted immediately prior to the consummation of such transaction. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this clause (c).

(11) Reports of Adjustments. Upon any adjustment of the Conversion Price or the number of shares of Common Stock into which the Series E-2 Preferred Stock shall be convertible, or upon the occurrence of any other event requiring adjustments pursuant to Section 10 hereof, then and in each such case, the Corporation shall give written notice thereof to each holder of shares of the Series E-2 Preferred Stock, by first class mail, postage prepaid, or overnight courier service addressed to each such holder at the address of such holder as shown on the books of the Corporation, which notice shall state the adjusted Conversion Price or the adjusted number of shares of Common Stock into which the Series E-2 Preferred Stock shall be convertible (or which shall describe the new stock, securities, cash or other property receivable by such holder upon conversion of the Series E-2 Preferred Stock), as applicable, resulting from such adjustment and setting forth in reasonable detail the facts requiring such adjustment and the method upon which such adjustment was made, and the effective date of such adjustment.

(12) Notices. Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in cash or stock or other securities or make any other distribution to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, or overnight courier service addressed to each holder of shares of the Series E-2 Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 business days prior to the date hereinafter specified, a notice stating (A) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution, and (B) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of the Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.

(13) Stock to Be Reserved. The Corporation shall at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the shares of the Series E-2 Preferred Stock as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding shares of the Series E-2 Preferred Stock.

(14) No Reissuance of Converted Shares. Each share of the Series E-2 Preferred Stock converted by the holder thereof into shares of the Common Stock as provided herein shall be canceled and retired and shall not be reissued.

(15) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series E-2 Preferred Stock shall be made without charge to the holders thereof of any issuance or other tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series E-2 Preferred Stock which is being converted.

(16) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any shares of the Series E-2 Preferred Stock or of any shares of the Common Stock issued or issuable upon the conversion of the shares of the Series E-2 Preferred Stock in any manner which interferes with the timely conversion of the shares of the Series E-2 Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(17) Repurchase at the Option of the Holders.

(a) On or after April 4, 2013, each holder of Series E-2 Preferred Stock shall have the right to require, at its option, upon giving notice as provided below, the Corporation to repurchase all of such holder's shares of Series E-2 Preferred Stock, in whole but not in part, for cash, at a repurchase price per share equal to the Liquidation Preference per share, plus all accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of repurchase to the extent that the Corporation has funds legally available therefore (the "Holder Repurchase Right").

(b) Immediately prior to any repurchase of shares of Series E-2 Preferred Stock pursuant to the Holder Repurchase Right, the Corporation shall pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the repurchase date. Except as provided in the previous sentence, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E-2 Preferred Stock for which a notice of repurchase has been given.

(c) Each holder that wishes to exercise its Holder Repurchase Right shall notify the Corporation in writing of its exercise. Upon receipt of such notice, the Company shall as promptly as practicable repurchase such Holder's shares. Holders electing to have shares of Series E-2 Preferred Stock purchased pursuant to a Holder Repurchase Right shall be required to surrender the certificate or certificates representing such shares of Series E-2 Preferred Stock to the Corporation at the address specified in the Corporation's notice prior to 5:00 p.m., New York City time, on the business day immediately preceding the purchase date.

(d) Any shares of Series E-2 Preferred Stock that shall at any time have been repurchased pursuant to the Holder Repurchase Right shall, after such repurchase, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(18) Repurchase upon Fundamental Change at the Option of the Holders.

(a) Upon the occurrence of a Change of Control (as defined below), each holder of Series E-2 Preferred Stock shall have the right to require, at its option, upon giving notice as provided below, the Corporation to repurchase all of such holder's shares of Series E-2 Preferred Stock, in whole but not in part, for cash at the following repurchase prices (expressed as a percentage of the Liquidation Preference per share), whether or not declared, to but excluding the date of repurchase, to the extent the Corporation has funds legally available therefor (the "Change of Control Repurchase Right"):

If the Change of Control occurs during the twelve-month period commencing on April 4 of the year set forth below	Repurchase Price
2008	105.000%
2009	104.000%
2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

(b) Immediately prior to any repurchase of shares of Series E-2 Preferred Stock pursuant to the Change of Control Repurchase Right, the Corporation shall pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the repurchase date. Except as provided in the previous sentence, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E-2 Preferred Stock for which a notice of repurchase has been given.

(c) As soon as practicable following the earlier of the date the Corporation obtains actual knowledge that a Change of Control has occurred or will occur (subject to the Corporation's duties to maintain the confidentiality of a prospective Change of Control), the Corporation must send, by first class mail, postage prepaid or overnight courier service, a notice to each holder of Series E-2 Preferred Stock with information concerning such Change of Control, which notice shall govern the terms of the purchase of such shares. Such notice shall state the purchase date, which must be no earlier than fifteen (15) business days and no later than the thirty (30) business days after the date such notice is mailed, other than as may be required by law. Such notice shall be mailed by first class mail, postage prepaid, or overnight courier service to all holders of record of the Series E-2 Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for repurchase of any shares of Series E-2 Preferred Stock. Each holder that wishes to exercise its Change of Control Repurchase Right shall notify the Corporation in writing of its exercise no later than five (5) business days before the purchase date set forth in the notice. Holders electing to have shares of Series E-2 Preferred Stock purchased pursuant to a Change of Control Repurchase Right shall be required to surrender the certificate or certificates representing such shares of Series E-2 Preferred Stock to the Corporation at the address specified in the Corporation's notice prior to 5:00 p.m., New York City time, on the business day immediately preceding the purchase date. The Corporation will use its reasonable best efforts to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series E-2 Preferred Stock upon the occurrence of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this clause (c), the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause (c) by virtue thereof. Any notice by holders of Series E-2 Preferred Stock electing repurchase pursuant to this clause (c) and relating to a prospective Change of Control can be conditioned upon the occurrence of the Change of Control.

(d) "Change of Control" shall mean: (i) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Corporation or one of its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Voting Stock, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Corporation's properties or assets and those of the Corporation's subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Corporation or one of its subsidiaries; (iii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (iv) any event pursuant to which BlackRock Financial Management, Inc. shall cease to act as the external manager of the Corporation.

(e) "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date of the original issuance of the Series E-2 Preferred Stock or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Corporation's proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

(f) "Voting Stock" shall mean, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

(g) The holders of 66-2/3% or more of the voting power of the then outstanding shares of the Series E-2 Preferred Stock may execute a written waiver of any Change of Control Repurchase Right applicable to all outstanding shares of Series E-2 Preferred Stock.

(h) Any shares of Series E-2 Preferred Stock that shall at any time have been repurchased pursuant to the Change of Control Repurchase Right shall, after such repurchase, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(19) Legends. Certificates representing the Series E-2 Preferred Stock shall bear the following legend:

"THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), IF REQUESTED BY THE ISSUER, UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS."

The legend set forth above shall be removed and the Corporation shall issue a certificate without such legend to the holder of any Series E-2 Preferred Stock upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Series E-2 Preferred Stock is sold pursuant to an effective registration statement filed under the Securities Act, or (b) such holder provides the Corporation and its transfer agent with documentation and/or assurances reasonably satisfactory to each such party that such Series E-2 Preferred Stock can be sold pursuant to Rule 144 of the Securities Act or another exemption from registration under the Securities Act.

Until (i) the Board of Directors determines it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT under the Code and (ii) there is an affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class approving the determination of the Board of Directors set forth in clause (i) above, the Series E-2 Preferred Stock shall bear a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Series E-2 Preferred Stock):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE COMPANY'S ELECTION TO BE SUBJECT TO TAX AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO THE EXEMPTIONS GRANTED (I) UNDER THE SECURITIES PURCHASE AGREEMENT DATED APRIL 4, 2008, BETWEEN THE COMPANY AND THE PURCHASER NAMED THEREIN, OR (II) PURSUANT TO SECTION 6.1.7 OF THE ARTICLES OF AMENDMENT AND RESTATEMENT, AS AMENDED, OF THE COMPANY, NO PERSON MAY (I) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN EXCESS OF 9.8% OF THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK, (II) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF ANY CLASS OR SERIES OF PREFERRED STOCK IN EXCESS OF 9.8% OF THE NUMBER OF OUTSTANDING SHARES OF SUCH CLASS OR SERIES OF PREFERRED STOCK, (III) BENEFICIALLY OWN SHARES OF EQUITY STOCK THAT WOULD RESULT IN THE SHARES OF EQUITY STOCK BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION), OR (IV) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK THAT WOULD RESULT IN THE COMPANY BEING "CLOSELY HELD" WITHIN THE MEANING OF SECTION 856(H) OF THE CODE. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY IN WRITING. IF THE RESTRICTIONS ABOVE ARE VIOLATED, THE SHARES OF EQUITY STOCK REPRESENTED HEREBY WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE COMPANY'S ARTICLES OF AMENDMENT AND RESTATEMENT FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND ON MARCH 20, 1998, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS."

(20) Lost or Damaged Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series E-2 Preferred Stock Certificates representing shares of Series E-2 Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

(21) Certain Definitions. The following terms, whenever used in capitalized form herein without definition, shall have the meanings indicated below:

"Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the respective Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Business day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by any applicable law to close.

"Manager" shall mean BlackRock Financial Management, Inc.

"Person" shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.

(22) Application of Article VI. The shares of Series E-2 Preferred Stock are subject to the provisions of Article VI of the Charter.

(23) Status. Upon any redemption or repurchase of shares of Series E-2 Preferred Stock, the shares of Series E-2 Preferred Stock which are redeemed or repurchased shall be reclassified as authorized and unissued shares of Preferred Stock, and the Board of Directors shall reduce the number of shares of Series E-2 Preferred Stock which the Corporation has the authority to issue by the number of shares of Series E-2 Preferred Stock redeemed by the Corporation and file a certificate pursuant to the Maryland General Corporation Law stating that such reduction has been so authorized.

(24) Exclusion of Other Rights. Subject to the Maryland General Corporation Law, the shares of Series E-2 Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth in these Articles Supplementary. The shares of Series E-2 Preferred Stock shall have no preemptive or subscription rights.

(25) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(26) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E-2 Preferred Stock set forth in the Charter are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E-2 Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E-2 Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

THIRD: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of April 2008.
ATTEST:	ANTHRACITE CAPITAL, INC.

/s/ Vincent B. Tritto	By:	/s/ Christopher A. Milner	(SEAL)
Vincent B. Tritto		Christopher A. Milner
Secretary		Chief Executive Officer